Exhibit 99.2

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600	FAX: (781) 895-0611

Contact:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (781) 895-0600 info@immunogen.com	Media: Kathryn Morris KMorrisPR (845) 635-9828 Kathryn@kmorrispr.com

For Immediate Release

ImmunoGen, Inc. Announces Presentation of Encouraging Clinical Findings
with Trastuzumab-DM1 at ASCO

WALTHAM, MA, June 3, 2008 – ImmunoGen, Inc. (Nasdaq: IMGN) announced today the presentation of encouraging clinical findings with trastuzumab-DM1 (T-DM1) at the 2008 American Society of Clinical Oncology (ASCO) Annual Meeting taking place in Chicago, IL. T-DM1 comprises ImmunoGen’s DM1 cell-killing agent linked to Genentech’s HER2-targeting antibody, trastuzumab. Genentech is developing T-DM1 under a collaboration agreement with ImmunoGen.

 “We’re very pleased with the results reported today, and with the progress Genentech is making with T-DM1,” commented Mitchel Sayare, Chairman and CEO. “We believe these findings provide clear evidence of the power of our technology to contribute to the development of significant new therapeutics for the treatment of cancer. More importantly, we’re delighted that so many of the women participating in this study have had benefit from treatment with T-DM1.”

The findings reported today are from a Phase I trial designed to evaluate the safety and activity of T-DM1 in patients with HER2-positive metastatic breast cancer that progressed on a regimen containing Herceptin® (trastuzumab). In one part of the study (abstract #1028), T-DM1 is administered every three weeks as monotherapy, while in the other part of the study (abstract #1029), the compound is administered on a weekly basis, again as monotherapy.

When T-DM1 was administered every three weeks, the maximum tolerated dose of the compound was established to be 3.6 mg/kg – as previously reported – with 15 patients treated at this dose. The median progression-free survival in these patients was 9.8 months, with treatment ongoing for four patients. Nine of these 15 patients had measurable disease at baseline and four of these nine patients (44%) had a confirmed partial response. The most common adverse events reported were Grade 1/2 thrombocytopenia, fatigue, nausea, elevated liver enzymes, anemia, headache and constipation.

The weekly dosing findings also were presented today. Doses ranging from 1.2 to 2.9 mg/kg were evaluated in 19 patients, and the study authors concluded that the activity

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and safety of T-DM1 when dosed weekly were consistent with the observations when the compound was administered every three weeks. Both posters note that a Phase II study is underway with T-DM1 in which the compound is administered once every three weeks to patients with HER2-positive metastatic breast cancer that progressed on HER2-directed therapy, and that preliminary results from this trial are expected later this year.

Genentech has reported that it expects the T-DM1 Phase III go/no go decision to be made in 2008.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary Tumor-Activated Prodrug (TAP) technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two TAP compounds wholly owned by ImmunoGen are in clinical testing – IMGN901 and IMGN242. Three TAP compounds are in clinical testing through ImmunoGen’s collaborations with other companies – T-DM1, in development by Genentech, and AVE9633 and SAR3419, in development by sanofi-aventis. Additionally, the naked antibody compound, AVE1642, is in clinical testing through the Company’s collaboration with sanofi-aventis. Multiple compounds are in research/preclinical development through ImmunoGen’s collaborations and internal programs.

This press release includes forward-looking statements; for example, the statements that Genentech expects the preliminary results from its Phase II trial that is underway later this year and that Genentech expects to make the T-DM1 Phase III go/no go decision this year. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the Company’s development of its own products, as well as to the development of products, including trastuzumab-DM1 (T-DM1), by our collaborators. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007 and other reports filed with the Securities and Exchange Commission.

Herceptin® is a registered trademark of Genentech.

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